INDEPENDENT AUDITORS' CONSENT
  We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated September 24, 1999, in the Registration Statement and related Prospectus of the PaineWebber Pathfinders Trust, Treasury
  and Growth Stock Series Twenty One
  /s/ ERNST & YOUNG LLP
  New York, New York
  October 7, 1999